Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT made this day of December 3, 2006, by and between THE FIRST NATIONAL BANK OF MARYSVILLE ( hereinafter referred to as “BANK”), with principal offices at 101 Lincoln Street, Marysville, Pennsylvania, 17053 and ROBERT M.  GARST 167 Timber Ridge Road, Hummelstown, Pennsylvania, 17036 (Hereinafter referred to as “EXECUTIVE”).

WITNESSETH:

WHEREAS, the Executive is President of the Bank and has developed an intimate and thorough knowledge of the Bank’s business methods and operations; and

WHEREAS, retention of the Executive’s services for and on behalf of the Bank is of material importance to the preservation and enhancement of the value of the Bank’s business;

NOW THEREFORE, in consideration of the mutual covenants set forth below, the Bank and the Executive agree as follows:

I.  TERM OF EMPLOYMENT

I.1  The Bank hereby employs the Executive as President as set forth below, and Executive hereby accepts this employment and agrees to render such services to the Bank on the terms and conditions as set forth in this Agreement.  This Agreement shall be for a three and a half (3 ½ ) year period (the “Employment Period”) beginning on July 1, 2006, and if not previously terminated pursuant to the terms of this Agreement, shall end on December 31, 2009 (the “Initial Term”).  The Employment Period shall be extended automatically for one (1) additional year on December 31, 2007 (“Renewal Date”), and then on each anniversary of the Renewal Date of this Agreement thereafter, unless Bank or Executive gives contrary written notice to the other before October 31st so that upon such anniversary of the Renewal Date if notice had not been previously given as provided in this Section I.1, the Employment Period shall continue for a three (3) year period thereafter.  References in the Agreement to “Employment Period” shall refer to the Initial Term of this Agreement and any extensions to the Initial Term.  It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section VI of this Agreement.

I.2  During the term of this Agreement the Executive shall perform such executive services for the Bank as are consistent with his title and as are assigned to him by the Bank’s Board of Directors.

I.3  During the term of this Agreement, the Executive shall devote his best efforts, including such portion of his time and effort to the affairs and business of the Bank as he has customarily provided to this date as President.

I.4  The services of Executive shall be rendered principally in Pennsylvania, but he shall do such traveling on behalf of the Bank as may be reasonably required.

II.  COMPETITIVE ACTIVITIES

Executive agrees that during the term of his employment except with the express consent of the Board of Directors, he will not, directly or indirectly, engage or participate in, become a director of, or render advisory or other services for, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with the First National Bank of Marysville; provided, however, that Executive shall not thereby be precluded or prohibited from owning passive Investments, including investments in the securities of other financial institutions, so long as such ownership does not require him to devote substantial time to management or control of the business or activities in which he has invested.

III.  COMPENSATION

The Bank will compensate Executive for Executive’s services during the term of the Agreement at a minimum Annual Base Salary of One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00) per year ending December 31, 2006, payable at the same times as salaries are payable to other executive employees.  Bank may from time to time increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section to reflect the increased amounts.

IV.  PARTICIPATION IN RETIREMENT AND MEDICAL PLANS, LIFE INSURANCE AND DISABILITY

IV.1  Executive shall be entitled to participate in any employee benefit plan of the Bank relating to pension, profit-sharing or other retirement benefits and health or medical coverage or reimbursement plans that the Bank may adopt for the benefit of its employees.

IV.2  In the event the Executive suffers from a Disability as defined in Section IV.3, he shall nevertheless continue to receive an amount equal to and no greater than 100% of his annual base salary, less amounts payable under any disability plan of the Bank, for the first three months of his disability.  Thereafter, he shall only be entitled to any amount provided for in the Bank’s long-term disability policy in effect at the time of the payments determined therein.

IV.3  For purposes of this Agreement, “Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Executive will be deemed disabled if the Social Security Administration has determined that he is disabled or if a carrier of any group disability insurance policy provided by the Bank or made available by the Bank to its employees and covering the Executive determines that he is disabled provided that the policy’s definition of disability complies with the definition of disability under IRC Section 409A.

V.  ADDITIONAL COMPENSATION AND BENEFITS

V.1  During the term of the Agreement, Executive will be entitled to participate in and receive the benefits of any stock option, profit sharing, or other plan, benefit or privilege given to employees and executives of the Bank or its subsidiaries and affiliates which may come into existence hereafter, to the extent commensurate with his duties and responsibilities, as fixed by the Bank’s Board of Directors or any committee of such Board or of the Bank selected for such purpose.  To the extent Executive is otherwise eligible and qualifies, he shall participate in and receive such benefits or privileges. The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect Executive’s rights or benefits, unless such change occurs pursuant to a program applicable to all executive officers of’ the Bank and does not result in a proportionately greater adverse change in the rights or benefits to Executive as compared with any other executive officer of the Bank.  Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section  III.1.

V.2  For services performed by Executive under this Agreement, Bank has established a bonus program for Executive which is attached hereto as Exhibit A.  The payment of any such bonuses shall not reduce or otherwise affect any other obligation of Bank to Executive provided for in this Agreement.

VI. TERMINATION

VI.1  In the event Executive’s employment is terminated, Executive’s right to compensation and other benefits under this agreement shall be as set forth hereinafter in this Section VI. In the event the Executive is terminated in a manner which violates the provisions of this Agreement, as determined by a court of competent jurisdiction, Bank shall reimburse Executive for all reasonable costs, including attorney’s fees in challenging such termination.  Such reimbursement shall be in addition to all rights to which the Executive is otherwise entitled under this Agreement.

VI.2  Executive may terminate his employment upon thirty (30) days prior written notice to the Board of Directors.

VI.3  (a)  If a change in control (hereinafter referred to as “CIC”) of the Bank shall occur, as defined in VI.3 (b), and without Executive’s express written consent, thereafter, there shall be:

(i)         an involuntary termination of Executive without Cause as defined in Section VI.8;

(ii)        an assignment to Executive of duties inconsistent with Executive’s positions, duties, responsibilities and status with the Bank immediately prior to a CIC;

(iii)       a change in Executive’s reporting responsibilities, titles or offices in effect immediately prior to a CIC of the Bank, including any removal of the Executive from, or any failure to reelect Executive to any of such positions, except in connection with a termination for disability or retirement;

(iv)       a reduction by the Bank in Executive’s annual salary in effect immediately prior to a CIC or as the same may be increased from time to time; or

(v)        the failure of the Bank to continue in effect any bonus, benefit or compensation plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating at the time of a CIC of the Bank, or the taking of any action by Bank which would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any of such plans;

then at the option of the Executive, exercisable by Executive within twelve (12) months of the Change in Control or occurrence of the foregoing events, Executive may resign from employment with Bank ( or in the case of an involuntary termination), give notice (“Notice of Termination”) to collect benefits under this Agreement by delivering written notice to Bank and the provisions of Section VI.4 of this Agreement shall apply.

(b)  For purposes of this Agreement, the definition of a “change in control” (CIC) of the Bank shall mean

(1)(a)  a merger, consolidation or division involving Bank or its parent company, (b) a sale, exchange, transfer or other disposition of substantially all of the assets of Bank, or (c) a purchase by Bank of substantially all of the assets of another entity, unless such merger, consolidation, division, sale, exchange, transfer, purchase or disposition a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Bank; or

(2)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than Bank or any “person” who on the date hereof is a director or officer of Bank is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bank or its parent company representing thirty five (35%) percent or more of the combined voting power of Bank’s or its parent company’s then outstanding securities; or

(3)  during any period of one (1) year during the term of Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

VI.4.  In the event that Executive delivers a Notice of Termination (as defined in Section VI.3  of this Agreement) to Bank, Executive shall be entitled to receive the compensation and benefits set forth below:

If a “Change in Control” (as defined in Section 6(b) of this Agreement) has also occurred, Bank shall pay Executive a lump sum amount equal to and no greater than 3.0 times Executive’s Annual Compensation minus applicable taxes and withholdings. For purposes of this paragraph, Annual Compensation shall be defined as Executive’s Annual Base Salary plus the highest bonus received within the previous two years plus the amount which Bank pays for employee benefits (including automobile allowance) for Executive for a one year period.   In addition, Bank shall reimburse Executive for his and his family’s COBRA premiums until Executive is no longer eligible for COBRA benefits.  However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, Bank will pay to Executive an additional cash payment (“Gross-up Payment”) in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or Excise Tax on such Gross-up Payment) will be equal to the amount of the Excise Tax.

VI.5.  If Executive’s employment with Bank is terminated by Bank for any reason other than Cause as defined in Section VI.8, then Executive shall be entitled to an amount equal to a lump sum amount equal to and no greater than 3.0 times Executive’s Annual Compensation minus applicable taxes and withholdings. For purposes of this paragraph, Annual Compensation shall be defined as Executive’s Annual Base Salary plus the highest bonus received within the previous two years plus the amount which Bank pays for employee benefits (including automobile allowance) for Executive for a one year period.   In addition, Bank shall reimburse Executive for his and his family’s COBRA premiums until Executive is no longer eligible for COBRA benefits.  However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, Bank will pay to Executive an additional cash payment (“Gross-up Payment”) in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or Excise Tax on such Gross-up Payment) will be equal to the amount of the Excise Tax.

VI.6  Any termination of Executive’s employment by the Bank or by the Executive shall be communicated by written notice of termination to the other party by means of United States certified mail return receipt requested pursuant to Section VII.3 of this Agreement. For purposes of this Agreement, a “notice of termination” shall mean a dated notice which shall (i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specify a date of termination, which shall not be less than thirty nor more than ninety days after such notice of termination.

VI.7.  Executive shall not be required to mitigate the amount of any payment period provided for in Sections VI.4 or VI.5 if he is seeking other employment.

VI.8  Termination for Cause. The Board of Directors of the Bank may terminate Executive’s employment at any time for cause. For purposes of this agreement “cause” includes,

(i)  the Executive’s failure to perform or to comply with any term. or provision of this Agreement;

(ii)  the Executive’s failure to perform or to comply fully with any lawful directive of the Bank’s Board of Directors or of any duly constituted committee thereof;

(iii) Executive’s violation of Bank’s EBO policy;  or

(iv)  Executive’s removal from office or permanently prohibited from participating in the conduct of the Bank’s affairs by a final order issued by an appropriate federal banking agency pursuant to Section 8(e) or 8(g) of the Federal Deposit Insurance Act or by the Comptroller of the Currency pursuant to national law.

VI.9.  In the event that Executive is terminated for “cause” as defined in Section VI.8,  all obligations of Bank under this Agreement shall terminate.

VI.10  Notwithstanding any other provision, in the event that Executive is determined to be a specified employee (“key employee”) as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one day following six months from the date of separation of service as that term is defined in Section 409A of the Code.

VII MISCELLANEOUS

VII.1  Notwithstanding any other provision contained in this agreement, the payment or obligation to pay monies or granting of any rights or privileges to Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that Executive now has under any plan or benefit presently outstanding.

VII.2  This Agreement may not be modified, changed, amended, extended, or altered except in writing signed by the Executive or by his duly authorized representative, and by a duly authorized officer of the Bank.

VII.3  All notices given or required to be given shall be in writing, sent by United States certified mail return receipt requested, postage prepaid, to Executive (or to Executive’s spouse or estate upon Executive’s death) at Executive’s last known address, and to the Bank at its principal office. All such notices shall be effective when deposited in the mail in the manner specified in this Section VII.3. Either party by written notice may change or designate the place for receipt of all such notices.

VIII. SUCCESSORS, ETC.

VIII.1  This Agreement shall inure to the benefit of and be binding upon Executive, and, to the extent applicable, his heirs, assigns, executors, and personal representatives and the Bank, its successors, and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of the Bank’s assets and business, or with or into which the Bank may be consolidated or merged. This provision shall apply in the event of any subsequent merger, consolidation, or transfer.

VIII.2 This Agreement is personal to each of the parties and neither party may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party.

IX APPLICABLE LAW.

This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Pennsylvania, except to the extent that such law may be preempted by applicable federal law, in which event this Agreement shall be governed and interpreted by and under federal law. This Agreement shall also be interpreted as is minimally required to qualify any payment hereunder as not triggering any penalty on the Executive or the Bank pursuant to Code Section 409A and the regulations promulgated thereunder.

X. SEVERABILITY

If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions nevertheless shall continue in full force and effect.

XI ARBITRATION

Each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except the question of Executive’s disability which is governed in Section IV), are to be submitted for resolution, in Marysville, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”).  Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool.  The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement.  The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.  Following written notice of a request for arbitration, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Attest:	The First National Bank of Marysville
/s/ Kandi Lopp	By:	/s/ William L. Hummel
William L. Hummel, CEO
Witness:

/s/ Larry Somin	By:	/s/ Kandi Lopp
Kandi Lopp, Secretary

Witness:
Executive
/s/ Larry Somin	By:	/s/ Robert M. Garst
Robert M Garst
Witness:

/s/ Larry Somin

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement between Robert M. Garst (“Garst”) and The First National Bank of Marysville (“Bank”) dated December 3, 2006 is made this 18th day of June, 2008.

WHEREAS,  Bank and Garst entered into an employment agreement dated December 3, 2006 (“Employment Agreement”);

WHEREAS, First Perry Bancorp, Inc. (“First Perry”) and HNB Bancorp, Inc. (“HNB”) intend to enter into an Agreement and Plan of Consolidation on or about June 18, 2008 (“Consolidation Agreement”) pursuant to which First Perry and HNB shall consolidate into a new holding company (the “Consolidation”);

WHEREAS, the parties wish to amend the Employment Agreement to provide that the Consolidation Agreement will not and does not constitute a change of control under the Employment Agreement;

NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and intending to be legally bound hereby, the Parties agree, effective the date hereof, as follows:

1.  The consolidation of the Bank through the Agreement and Plan of Consolidation between First Perry Bancorp, Inc. and HNB Bancorp, Inc. does not constitute a change of control under the Employment Agreement.

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Amendment to be duly executed in their respective names or by their authorized representative, on the day and year first above written.

FIRST PERRY BANCORP, INC.

By:

THE FIRST NATIONAL BANK OF
MARYSVILLE

By:

EXECUTIVE

Robert M. Garst